Exhibit 99.1

Western Union Appoints Matthew Cagwin as Chief Financial Officer

DENVER, January 25, 2023 – The Western Union Company (NYSE: WU) today announces the appointment of Matthew (Matt) Cagwin as Chief Financial Officer (CFO), effective January 20, 2023. Cagwin had served as the Company’s interim CFO since September 2022.

“Matt is a talented finance executive with broad knowledge of payments and financial service,” said Devin McGranahan, President and Chief Executive Officer of Western Union. “His in-depth knowledge and experience will be a valuable asset to our company as we focus on the execution of our strategy.”

Cagwin joined Western Union in July 2022 as Head of Financial Planning and Analysis and was appointed interim Chief Financial Officer two months later following the departure of the former CFO. Prior to Western Union, Cagwin served as Senior Vice President, Chief Financial Officer – Merchant Acceptance of Fiserv, Inc./ First Data Corporation from 2018, and as Senior Vice President, Corporate Controller and Chief Accounting Officer of First Data from 2014 to 2018. Prior to joining Fiserv/First Data, Cagwin spent 10 years at Coca-Cola Enterprises in various roles, with his last three years as Vice President, European Controller and Strategic Initiatives, based in London. He started his career in public accounting at Arthur Andersen and KPMG.

“Western Union is at a pivotal inflection point, having presented our vision for growth and transformation during our recent Investor Day,” said Matt Cagwin. “I am honored to lead our global finance organization as we seek to drive sustainable value creation.”

Cagwin’s appointment adds to the new bench of talent Western Union has assembled over the course of the past year as the Company executes on its ‘Evolve 2025’ strategy.

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About Western Union

The Western Union Company (NYSE: WU) is a global leader in cross-border, cross-currency money movement and payments. Western Union’s platform provides seamless cross-border flows and its leading global financial network bridges more than 200 countries and territories and approximately 130 currencies. We connect consumers, businesses, financial institutions, and governments through one of the world’s widest reaching networks, accessing billions of bank accounts, millions of digital wallets and cards, and a substantial global network of retail locations. Western Union connects the world to bring boundless possibilities within reach. For more information, visit www.westernunion.com.

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Contacts:

Media Relations:

Claire Treacy

media@westernunion.com

Investor Relations:

Tom Hadley

WesternUnion.IR@westernunion.com